Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
 Executive Vice President, Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Appointment of Michael J. Bovalino as Chief Executive Officer and Eric J. Hoffman as Chief Financial Officer

New York, NY - June 9, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced today that it has appointed Michael J. Bovalino as Chief Executive Officer and Eric J. Hoffman as Chief Financial Officer.

"Iron Eagle conducted a thorough search of over 300 qualified candidates and is fortunate to welcome Mike Bovalino and Eric Hoffman to our team," said Jason Shapiro, Co-Founder, Director and Executive Vice President of Corporate Strategy of Iron Eagle Group. "Mike and Eric both have extensive proven experience in both commercial construction and successfully identifying, acquiring, and profitably integrating numerous small to medium sized companies into multibillion dollar operations."

We were impressed by Mike's leadership and vision" said Steve Gropp, Co-Founder and Strategic Advisor to Iron Eagle. "Eric has generated wide spread success though his experience with the implementation of best practices in finance and operations."

A brief biography of Michael Bovalino and Eric Hoffman are below.

About Iron Eagle Group, Inc.
----------------------------
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has put together a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

Iron Eagle became a publicly traded company on July 15, 1999 and is traded on the OTCQB under the symbol IEAG. For more information on the company, please visit the Company's website at www.ironeaglegroup.com.

About Michael J. Bovalino
-------------------------
Michael Bovalino is a proven Chief Executive Officer with a history of delivering profits and cash flows to both publicly traded and private companies. He has extensive construction, contracting, and regulatory experience and has managed companies at a senior level within the real estate, energy, telecommunications, and consumer products industries. Michael plans to build upon his success by leading Iron Eagle Group to a leading position in the commercial construction and federal contracting industries.

Prior to accepting the CEO position at Iron Eagle Group, Michael was the Chief Operating Officer/Chief Marketing Officer of Medical Acoustics, a medical device and consumer products company. Prior to Medical Acoustics, Michael was the Chief Executive Officer of the Pyramid Management Group, the largest privately held commercial real estate company in the US. Previously Mr. Bovalino was President and Chief Executive Officer of Energetix. During that time, Michael led Energetix and its parent - RGS Energy, a $2.5 billion energy company, to the industry's best stock return performance over a five year period. This was due to the successful identification, negotiation, and integration of numerous small to medium sized acquisitions ranging from 10 to 300 employees.

Mr. Bovalino holds a Master of Information Technology degree from Polytechnic University, an MBA from Pace University, and a Bachelor's in Accounting/Finance from the State University of New York at Fredonia.

About Eric Hoffman, CPA
-----------------------
Eric Hoffman is a dynamic performance driven executive with over 15 years of experience working in publicly traded companies. He has extensive financial and operational experience and has managed companies at a senior level within the construction, pharmaceutical and plastic compounding industries. Eric has had a history of success in creating business plans, improving operations, implementing systems and controls, developing management teams, and integrating acquisitions. Eric plans to utilize his high energy and drive for success to propel Iron Eagle Group forward as a leader in the commercial construction industry.

Previous to Iron Eagle Group, Eric was the Executive Vice President and Chief Operating Officer of Masco Contractor Services, a multi-billion subsidiary of publicly traded Masco Corporation and one of the largest providers of installed products for homebuilders across the United States. While at Masco, Mr. Hoffman successfully identified, acquired, and integrated small to medium sized construction companies. As Chief Financial Officer he was responsible for the back office integration and implementation of financial systems and internal controls at the acquired companies.

Mr. Hoffman received his B.S.B.A. in Accounting from John Carroll
University and is a Certified Public Accountant. Eric volunteers for Habitat for Humanity.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
3